ROSETTA RESOURCES INC. ANNOUNCES INSTRUCTION TO REMOVE RESTRICTIVE LEGENDS ON SHARES OF
RESTRICTED COMMON STOCK IN CONNECTION WITH SALES

HOUSTON, TX, August 10, 2007 (MARKET WIRE via COMTEX News Network) -- Rosetta Resources Inc. (NASDAQ: ROSE) announced today that it has provided an instruction to its transfer agent, American Stock Transfer & Trust Company ("AST"), to allow non-affiliate holders of its restricted common stock purchased in the Company’s private placement completed in July 2005 to remove restrictive legends from the shares of restricted common stock in connection with sales of the restricted common stock.  The restrictive legends apply to the Company’s restricted common stock under CUSIP numbers 777779109, 777779208, and U77785100.

Acting Chief Executive Officer Charles Chambers said, “We at Rosetta feel that we have reached a milestone in completing over two years of operations from our initial transaction in July 2005, which created our Company.  Our investors have provided us great support during that time.  We are providing this instruction to facilitate further sales of our common stock by our non-affiliated investors.”

In connection with this instruction to AST, because all shares of common stock privately placed in July 2005 can be sold under Rule 144(k), as promulgated under the Securities Act of 1933, the Company will no longer maintain its Registration Statement No. 333-128888.  Any questions should be referred to Michael J. Rosinski, Executive Vice President and Chief Financial Officer, Rosetta Resources Inc., 717 Texas, Suite 2800, Houston, TX 77002, phone number (713) 335-4000.

Any sale of restricted common stock should be coordinated through AST, 59 Maiden Lane, New York, NY 10038, phone number (877) 777-0800.

About Rosetta:
Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

Forward-Looking Statements:
All statements, other than statements of historical fact, included in this press release are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Rosetta Resources Inc. and its subsidiaries (the "Company") and its management. These forward-looking statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those herein described. Accordingly, Recipients are cautioned that these forward-looking statements are not guarantees of future performance. Please refer to Company's risks, uncertainties and assumptions as it discloses from time-to-time in the Company's reports and registration statements filed with the SEC, including the risk factors identified in its Annual report on Form 10-K for the year ended December 31, 2006, which can also be found on the Company's website at www.rosettaresources.com. The Company undertakes no duty to update the information contained herein except as required by law.

SOURCE: Rosetta Resources Inc.

Investor contact:
Michael J. Rosinski
Executive Vice President & Chief Financial Officer
(713) 335-4037
mike.rosinski@rosettaresources.com

Media Contact:
Clint Woods
Vice President
Pierpont Communications
(713) 627-2223 x 1119
cwoods@piercom.com